Exhibit 5.3
Execution Version

Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001-4956 T +1 202 662 6000

May 9, 2024
LanzaTech Global, Inc.
8045 Lamon Avenue, Suite 400
Skokie, Illinois 60077
Ladies & Gentlemen:
We have acted as counsel to LanzaTech Global, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of shares of the Company’s common stock, $0.0001 par value per share, having an aggregate offering price of up to $100,000,000 (the “Shares”), pursuant to the At Market Issuance Sale Agreement (the “Sales Agreement”) and a Terms Agreement (the “Terms Agreement”), each dated May 8, 2024, between the Company and B. Riley Securities, Inc. The offer and sale of the Shares are being registered under the Securities Act pursuant to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on the date hereof (such registration statement is herein referred to as the “Registration Statement”).
We have reviewed the Sales Agreement, the Terms Agreement, the Registration Statement, and the prospectus included therein, with respect to the offer and sale of the Shares. We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.
We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and sold by the Company pursuant to the terms of the Sales Agreement and upon receipt by the Company of full payment therefor in accordance with the Sales Agreement, will be validly issued, fully paid and non-assessable.
We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus relating to the offer and sale of the Shares constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP